Exhibit 5

[Letterhead of Luse Gorman Pomerenk & Schick, PC]

(202) 274-2000

March 15, 2005

The Board of Directors

United Financial Bancorp, Inc.

95 Elm Street

West Springfield, Massachusetts 01089

Re:	United Financial Bancorp, Inc.
Common stock, par value $0.01 per share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of the shares of common stock, par value $0.01 per share (“Common Stock”) of United Financial Bancorp, Inc. (the “Company”). We have reviewed the Company’s Charter, Registration Statement on Form S-1 (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

We are of the opinion that the Common Stock is duly authorized and, upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

We have relied on the laws of the United States of America in providing this opinion. We hereby consent to our firm being referenced under the caption “Legal and Tax Matters” and to the filing of this opinion as an exhibit to the Form S-1.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION